Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated July 2, 2021, with respect to the consolidated financial statements of CI&T Software S.A., included herein, and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG Auditores Independentes
KPMG Auditores Independentes
Campinas
November 9, 2021